                                                                      EXHIBIT 11


                           DOMINION RESOURCES, INC.
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                            ASSUMING FULL DILUTION

                                                               (Million, Except Per Share Amounts)

                                                                     2000         1999        1998
                                                                     ----         ----        ----
Basic earnings per common share:

Consolidated net income (1)                                         $  436       $  297      $  548
                                                                    ======       ======      ======
Adjustment to average common shares:
  Shares of common stock - average
    shares outstanding                                               235.2        191.4       194.9

Plus: Additional shares assuming conversion
  of installments received on stock purchase plan
  at average market value (2)                                          0.0          0.0         0.0
                                                                    ------       ------      ------

Adjusted average common shares                                       235.2        191.4       194.9
                                                                    ======       ======      ======

Basic earnings per common share                                     $ 1.85       $ 1.55      $ 2.81
                                                                    ======       ======      ======
Diluted earnings per common share:

Consolidated net income                                             $  436       $  285      $  548
                                                                    ======       ======      ======
Adjustment to average common shares:
  Shares of common stock - average
    shares outstanding                                               235.9        191.4       194.9

Plus: Additional shares assuming conversion
  of installments received on stock purchase plan
  at average market value (2)                                          0.0          0.0         0.0
                                                                    ------       ------      ------

Adjusted average common shares                                       235.9        191.4       194.9
                                                                    ======       ======      ======

Diluted earnings per common share                                   $ 1.85       $ 1.48      $ 2.81
                                                                    ======       ======      ======

Notes:   (1) See the Consolidated Statements of Income.

         (2) Based on the following data:

                                                                     2000         1999        1998
                                                                     ----         ----        ----
Installments received on stock purchase plan
  at year-end                                                       $  0.3       $  0.2      $  0.4

Average market per common share                                     $48.53       $43.46      $43.38